Filed pursuant to Rule 433

June 21, 2010

Relating to

Preliminary Prospectus Supplement dated June 21, 2010 to

Prospectus dated August 26, 2009

Registration Statement No. 333-161562

Genworth Financial, Inc.

$400,000,000

7.700% SENIOR NOTES DUE 2020

Issuer:	Genworth Financial, Inc.

Format:	SEC Registered

Ratings /Outlook*:	Baa3 / Stable (Moody’s) / BBB / Stable (S&P)

Securities:	7.700% Senior Notes due 2020

Trade Date:	June 21, 2010

Settlement Date:	June 24, 2010 (T + 3)

Maturity Date:	June 15, 2020

Principal Amount:	$400,000,000

Use of Proceeds:	$200,000,000 to repay outstanding borrowings of $100,000,000 under each of two five-year revolving credit facilities and the remainder for General Corporate Purposes

Conflicts of Interest:	More than 5% of the proceeds of the offering will be used to repay borrowings received from affiliates of Banc of America Securities LLC

Price to Public:	100.00%

Underwriting Discount:	0.650%

Net Proceeds to Issuer:	$397,400,000

Spread to Treasury Benchmark:	446 basis points

Treasury Benchmark:	3.500% due May 20, 2020

Treasury Yield:	3.240%

Coupon:	7.700%

Yield to Maturity:	7.700%

Interest Payment Dates:	Semi-annually on June 15 and December 15 of each year, commencing on December 15, 2010

Optional Redemption:	Make-whole redemption at any time at a discount rate of US Treasury + 65 bps

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30 / 360

Payment Business Days:	New York

CUSIP; ISIN:	37247DAM8; US37247DAM83

Book-Running Managers:	Banc of America Securities LLC Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. UBS Securities LLC

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting Banc of America Securities LLC toll-free at 1-800-294-1322, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Goldman, Sachs & Co. at 1-866-471-2526, or UBS Securities LLC at 1-877-827-6444, ext. 561 3884.